Exhibit 99.1

NEWS RELEASE

For immediate release

Laura Clark

Senior Vice President, Capital Markets

904-598-7831

LauraClark@RegencyCenters.com

Jan Hanak

Vice President, Marketing + Communications

904-598-7443

JanHanak@RegencyCenters.com

Regency Centers Announces CEO and Executive Succession Plan

JACKSONVILLE, FL (August 1, 2019) – Regency Centers Corporation (“Regency” or the “Company”) (NASDAQ:REG), the preeminent national owner, operator, and developer of shopping centers, announced today the transition of Martin E. “Hap” Stein, Jr. from Chairman and Chief Executive Officer to Executive Chairman, effective January 1, 2020. Concurrent with this announcement, Regency’s Board of Directors is pleased to announce that Lisa Palmer will become President and Chief Executive Officer, effective January 1, 2020.

As part of the Company’s succession plan, Ms. Palmer will vacate her role as Chief Financial Officer, retaining her position as President, effective August 12, 2019, with Mike Mas assuming the position of Executive Vice President, Chief Financial Officer, at that time. Additionally, and to more accurately reflect their roles within the Company, Jim Thompson will become Executive Vice President, Chief Operating Officer, and Mac Chandler will become Executive Vice President, Chief Investment Officer, effective August 12, 2019.

Mr. Stein has served as Chief Executive Officer since the Company’s initial public offering in 1993 and as Chairman since 1999. He joined Regency’s predecessor in 1976, worked in leasing and asset management, and served as President from 1981 until the Company went public. Under Hap’s leadership, Regency Centers has become the leading national shopping-center REIT.

“I am deeply gratified for the opportunity to have worked with the best professionals in the business for so many years,” said Mr. Stein. “Regency’s people are the cornerstone of the Company and help us live out our values each and every day. Lisa is the embodiment of those values and is devoted to Regency’s special culture.”

“Lisa has a deep understanding of the key aspects of our business, our strategy, and our vision to be the preeminent national shopping center owner, operator, and developer,” Mr. Stein continued. “She is highly respected in the capital markets, by those with whom she has worked within the shopping center industry, and, importantly, by fellow members of Regency’s wonderful team. I am extremely confident in Regency’s future in the talented hands of Lisa Palmer.”

C. Ronald Blankenship, Lead Director of Regency’s Board of Directors, said, “Hap has steadfastly led Regency Centers since its IPO over 25 years ago. The Company’s well-conceived growth through several real estate cycles and the resulting impressive shareholder return is directly attributable to Hap’s far-sighted direction and consistent execution. The appointment of Lisa as Regency’s President and Chief Executive Officer is the result of the Board’s rigorous and well-constructed succession plan that has been a focus over the last several years. Lisa is an exceptional executive, and the Board is excited about her leading Regency into the future.”

Lisa Palmer has been President of Regency since January 1, 2016, and Chief Financial Officer since January 2013. She has also served as a director since 2018. Lisa joined the Company in 1996 and has served in various capacities including Senior Vice President of Capital Markets.

“I am honored to have the opportunity to lead Regency Centers,” said Ms. Palmer. “I am truly humbled by the confidence Hap and the Board of Directors have placed in me.”

“I’d also like to congratulate Mike Mas on his well-deserved promotion to Chief Financial Officer,” Ms. Palmer continued. “Mike brings a wealth of industry expertise, knowledge, and strong relationships within the investment community to that role. Regency is well-positioned for the future, and I look forward to working closely – not only with Mike – but with Mac, Jim, and our outstanding team in continuing to grow shareholder value and building upon the great Company that we are today because of Hap and all of the leaders that have come before me.”

About Regency Centers Corporation (NASDAQ: REG)

Regency Centers is the preeminent national owner, operator, and developer of shopping centers located in affluent and densely populated trade areas. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to our neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit regencycenters.com.